MEDICAL

June 26, 2008

Mr. Brett L. Scott, CPA
420 S. Fernhill Lane
Anaheim, CA 92807

Dear Brett,

It is my pleasure to extend to you an offer to join the NAS Medical (NASM) Senior Leadership Team in the position of Sr. VP of Finance and Chief Financial Officer, reporting directly to me, effective July 14, 2008, or on a date mutually agreed upon by you and I.

The primary duties and areas of responsibility include, but are not limited to; providing leadership, management and direction to the NAS Medical Finance and IT Departments. Additionally, you will be expected to participate actively; in the strategic planning of the business, as a member of the senior leadership team of the Company, and with the Board of Directors and Investors.

Your compensation will be made up of two components, a fixed portion, or salary, and a variable portion, referred to as the annual bonus opportunity. The total compensation at plan is targeted to be $286,000 annually. The salary portion will be $220,000 annually, and will be paid in 26 installments or every 2 weeks. Each payment will be $8461.54 (before taxes). The annual bonus opportunity is 30% of your base salary, and represents $66,000 for at plan performance. This annual bonus will be paid to employees of record after close of the fiscal year and approval by the Board of Directors of the senior management bonus program payouts. The 2008 Bonus will be pro-rated to reflect your contributions to the 2008 plan. NASM Fiscal year ends on 10/31/08.

You and your qualified dependents, if applicable, will be eligible for coverage under NAS Medical's benefits programs immediately upon arrival at the Company. If you have any questions about benefits, you may contact Alison Atkiels, my assistant at the Company. She will be sure to provide you with the necessary materials to get started.

In addition to cash compensation, you will be eligible for 203,359 NASM Stock Options. This share count represents 1.1% of the issued and outstanding shares of the Company, and we feel that this component of our compensation package far and away has the potential to be the most lucrative component for you and your family. The option price for these options will be determined by the closing price of the

stock on the day you join the Company. Vesting of these options is monthly over 48 months, with a 12 month cliff before vesting begins. In the event of a change of control, and because you are an officer of the Company, the option plan contains a double trigger provision which will cause acceleration of the vesting of your stock option position by no later than 12 months post acquisition.

All employment with the Company is at-will as provided by California law. This means that either party may terminate the employment relationship at any time with or without notice or cause. In the event that your employment is terminated for reasons other than cause, with cause being defined as a material breach of this offer letter or company policy, you will be eligible for 6 months of salary as a result of this severance.

Brett, I hope that you will consider our offer favorable and on behalf of the entire Senior Management Team, I'd like to welcome you to your new position as a member of the Senior Leadership Team at NASM. You will notice that there are two copies of this letter. To indicate your acceptance, please sign and return one of the copies to me. This offer will expire on July 8th, 2008. Should you have any questions or concerns regarding the offer, please don't hesitate to contact me by phone @ 925-989-2020.

Sincerely,

John Rush
President & Chief Executive Officer

Accepted by:

Brett Scott

7/6/08
Date